Exhibit 10.10

PALANTIR TECHNOLOGIES INC.

SECURITY PROGRAM CONTINUATION AGREEMENT

This Security Program Continuation Agreement (the “Agreement”) is made between Palantir Technologies Inc. (the “Company”) and Dr. Alexander Karp (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).

The Company and Executive agree as follows:

1. Term of Agreement. This Agreement will terminate when all of the obligations under this Agreement have been satisfied or upon the written agreement of the parties.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Company-Provided Security Continuation.

(a) Involuntary Termination. If Executive experiences an Involuntary Termination, then, subject to Section 8, the Company will provide Executive with Continuation Support at the Company’s expense until the earliest of (x) the expiration of thirty (30) months following Executive’s Involuntary Termination, (y) Executive’s death, or (z) Executive’s commencement or continuation of Competitor Service.

(b) Voluntary Termination. If Executive experiences a Voluntary Termination, then, subject to Section 8, the Company will provide Executive with Continuation Support at the Company’s expense until the earliest of (x) the expiration of fifteen (15) months following such Voluntary Termination, (y) Executive’s death, or (z) Executive’s commencement or continuation of Competitor Service.

(c) Other Termination. If Executive experiences an Other Termination, then, subject to Section 8, the Company will provide Executive with Continuation Support at the Company’s expense until the earliest of (x) the date one (1) month following such Other Termination, (y) Executive’s death, or (z) Executive’s commencement or continuation of Competitor Service that occurs upon or following his Other Termination (the earliest of such dates, the “Other Termination Support Cessation Date”).

(d) Notification of Competitor Service. Executive agrees to notify the Company prior to or immediately upon his commencement of Competitor Service or other employment or service to any person, entity or business other than the Company or an Affiliate or any continuation of Competitor Service or other employment or service to any person, entity or business other than the Company or an Affiliate.

4. Income Tax Gross-Up Payments.

(a) Gross-Up Payments. Subject to Section 8, for any Continuation Support provided to Executive pursuant to Section 3 (the “Company-Paid Continuation Support”), Executive will be entitled to receive a payment from the Company (each such payment, a “Gross-Up Payment”) as described herein if it is determined that the Company-Paid Continuation Support constitutes payments or benefits in the nature of compensation and subject to taxation. If owed, each Gross-Up Payment will be payable in an amount, determined by the Company, equal to (i) the U.S. and non-U.S. federal, state and local income, employment and social insurance taxes imposed on Executive solely as a direct result of receiving any Company-Paid Continuation Support that are determined to be payments or benefits in the nature of compensation and subject to taxation (the “Compensation-Based Tax Amount”), and (ii) an additional amount sufficient to pay Executive’s U.S. and non-U.S. federal, state, local income, employment and social insurance taxes, in each case, arising from the Compensation-Based Tax Amount paid to the Executive pursuant to this sentence. The Company may, in its discretion, decide to pay any or all Gross-Up Payments directly to the applicable taxing authority. For the avoidance of doubt, no tax gross-up payments will be made with respect to any “parachute payments” the meaning of Section 280G of the Code, with respect to any excise tax imposed by Section 4999 of the Code, or as a result of the application of Section 409A.

(b) Calculation of Gross-Up Payments. The Company will select a professional services or law firm to calculate the Gross-Up Payments and make all of the determinations required to calculate such Gross-Up Payments. Each Gross-Up Payment will be calculated by such firm based on the highest marginal rates expected to apply to Executive for the applicable period in each jurisdiction in which the Executive is subject to taxation, as determined by such firm. The Company will request that such firm provide detailed supporting calculations both to the Company and Executive as soon as practicable following the completion of each set of calculations. The Company will request that such firm use its reasonable best efforts to determine Gross-Up Payments on a monthly basis after the Termination, with a true-up determination to be completed as soon as practicable after the end of each of Executive’s taxable years in which Company-Paid Continuation Support is provided. For purposes of making the calculations and determinations required under this Section, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code and applicable U.S. and non-U.S tax rules and treaties. The Company and Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by this Section. Any such determination by the firm will be binding upon the Company and Executive, and the Company will have no liability to Executive for the determinations of the firm.

(c) Timing of Gross-Up Payments. Subject to the following sentence, any Gross-Up Payment owed will be paid as soon as reasonably practicable following the date the Gross-Up Payment amount (or applicable portion thereof) is determined. Each Gross-Up Payment is intended to constitute a gross-up payment within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(1)(v) and, as such, each Gross-Up Payment that is payable under this Agreement will be made no later than the end of Executive’s taxable year next following his taxable year in which Executive remits the related taxes to the taxing authorities

5. Executive-Paid Elective Security Continuation.

(a) Maximum Voluntary Continuation. Notwithstanding the foregoing, if Company-Paid Continuation Support is provided for fifteen (15) months following Executive’s Voluntary Termination pursuant to clause (x) of Section 3(b), then, subject to Section 8, upon the expiration of such fifteen (15) month period (the “Initial Period Expiration”), at the election of Executive, the Company will continue to provide Executive with Continuation Support, at Executive’s expense, for up to an additional fifteen (15) months from the Initial Period Expiration, but terminating earlier upon the earliest of occur of (x) Executive’s death, or (y) Executive’s commencement or continuation of Competitor Service.

(b) Election. Any such election must be made by Executive and noticed to the Company at least one month prior to the Initial Period Expiration. After Executive’s initial election to receive Continuation Support at his expense, Executive may at any time provide the Company notice that he wishes to cancel such Continuation Support, which cancellation shall be effective at the end of the month in which such cancellation notice is provided to the Company or such other time as the Company and Executive may agree. For the avoidance of doubt, no Gross-Up Payments will be made with respect to Executive’s costs for Continuation Support elected under this Section.

(c) Invoices. If Executive elects Continuation Support at his expense pursuant to this Section, the Company will determine, from time to time, the cost of the Continuation Support. The Company will provide Executive with a monthly invoice for the cost of the Continuation Support for the prior month. Executive will pay each invoice in full within thirty (30) days following the date of such invoice.

6. Termination Generally. If Executive’s employment with the Company and its Affiliates ceases in connection with substantially concurrent re-employment with an Affiliate, then no Termination will have occurred for purposes of this Agreement, no Company-Paid Continuation Support shall be applicable with respect to such cessation of employment, and any Continuation Support then provided shall immediately cease, until, and subject to, a termination with respect to his employment with all Affiliates (but otherwise on the terms and conditions of this Agreement).

7. Exclusive Remedy; Other Post-Termination Expenses.

(a) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company and its Affiliates, the provisions of Sections 3, 4 and 5 are intended to be and are the exclusive rights and remedies of the Executive with respect to the provision of security services by the Company and in lieu of any other rights or remedies related thereto to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, unless otherwise expressly agreed in writing by the parties.

(b) Other Post-Termination Expenses. Notwithstanding anything to the contrary herein and for the avoidance of doubt, following Executive’s Termination for any reason, (i) Executive shall be solely responsible for his own travel expenses, and (ii) the Company’s obligation to pay travel expenses of other individuals as part of the Continuation Support shall be limited to reasonable expenses consistent with comparable expenses incurred and approved during Executive’s employment with the Company.

8. Conditions to Receipt of Continuation Support and Gross-Up Payments.

(a) Change in Designation of Termination. Notwithstanding the foregoing, if within thirty (30) days after Executive’s Involuntary Termination or Voluntary Termination, the Board determines, in good faith, that grounds for Termination for Cause existed prior to Executive’s Termination, then (x) Executive’s Termination will retroactively be deemed an Other Termination, and (y) any Continuation Support provided under Section 3(a) or Section 3(b), as applicable, will end immediately upon the Other Termination Support Cessation Date or, if later, thirty (30) days after the date of such Board determination, and Executive will have no rights to elect to receive Continuation Support at his expense pursuant to Section 5.

(b) Separation Agreement and Release of Claims. The receipt of any Company-Paid or Executive-Paid Continuation Support pursuant to Section 3 or Section 5 and any Gross Up Payments pursuant to Section 4 is explicitly conditioned on Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (which may include an agreement not to disparage the Company and any Affiliate, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of Executive’s Termination (such deadline, the “Release Deadline”). Due to the critical nature of the Continuation Support for Executive’s personal safety, except as required by Section 8(c), the Company will provide any Continuation Support and Gross-Up Payments that, but for the fulfillment of the Release requirement, would be due to Executive pursuant to Sections 3, 4 or 5 beginning at or as soon as practicable following his Termination. If the Release does not become effective and irrevocable by the Release Deadline, (x) the provision of any such Continuation Support and Gross-Up Payments will cease immediately following the Release Deadline and (y) Executive will forfeit any rights to further Continuation Support, whether Company or Executive-Paid, and Gross-Up Payments.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Deferred Benefits will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. References to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then no Deferred Benefits that otherwise are payable within the first six (6) months following Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable or be provided at the Company’s expense until the date six (6) months and one (1) day following the date of Executive’s separation from service (the period during which the Deferred Benefits are delayed, the “Delay Period”). However, due to the critical nature of the Continuation Support for Executive’s personal safety, during the Delay Period, if and to the extent Executive otherwise would have been entitled to receive Company-Paid Continuation Support during the Delay Period, Executive may elect to receive Continuation Support at Executive’s expense for the duration of the Delay Period, and Executive will pay all costs associated with such Continuation Support directly to the Security Program providers on their regular payment schedule; provided that if the Company is directly providing any of the Security Program benefits, Executive will pay the Company any costs to the Company in advance of receiving such services. If Executive elects Continuation Support at his expense pursuant to the prior sentence, the Company will determine the cost of the Continuation Support provided directly by the Company, which determination may be made, if and to the extent the Company deems appropriate, after consultation by the Company with the Security Assessment Team. Immediately following the expiration of the Delay Period, the Company will reimburse Executive for all costs paid by Executive for Continuation Support pursuant to the foregoing sentences, and will pay any related Gross-Up Payments. All subsequent Deferred Benefits, if any, due after the expiration of the Delay Period will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then the Delay Period will be deemed for all purposes to end on the date of Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the United States Treasury Regulations.

(iii) The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse, indemnify, or hold harmless Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A

9. Limitation on Payments.

(a) If any payment or benefit that Executive would receive under this Agreement or from the Company, an Affiliate or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable U.S. and non-U.S. federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iv) reduction of other benefits paid or provided to Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced. If more than one equity award was made to Executive on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. Notwithstanding anything herein to the contrary, to the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulations Section 1.280G1 Q&A 7, then the 280G Amounts will be treated in accordance with the results of such vote; provided that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

(b) Determination of Excise Tax Liability. The Company will select a professional services or law firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that such firm provide detailed supporting calculations both to the Company and Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code and applicable U.S. and non-U.S tax rules and treaties. The Company and Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and Executive, and the Company will have no liability to Executive for the determinations of the firm.

10. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) “Affiliate” means all entities with whom the Company would be considered a single employer under Section 414(b) (employee of controlled group of corporations) of the Code or Section 414(c) (employees of partnerships, proprietorships, etc., under common control) of the Code.

(b) “Board” means the Company’s Board of Directors.

(c) “Cause” means (i) Executive’s material dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) Executive’s commission of (A) a felony or (B) any crime involving fraud, embezzlement or any other act of moral turpitude or the misappropriation of material property belonging to, the Company or an Affiliate; (iii) Executive’s material failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Board which failure continues for thirty (30) days after notice given to Executive; (iv) Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate; (v) Executive’s violation of any U.S. or non-U.S. federal, state, or securities law or regulation or of any U.S. or non-U.S. federal, state, or securities law or regulation applicable to the business of the Company or any Affiliate, which violation was or is reasonably likely to be materially injurious to the Company or any Affiliate; (vi) Executive’s willful failure to cooperate with an investigation authorized by the Board or initiated by a governmental authority, in either case, relating to the Company or any Affiliate, their businesses, or any of their directors, officers or employees; or (vii) Executive’s material violation of any Company codes or policies (including the Guide to Benefits, Standards and Frameworks) or any provision of any agreement(s) between Executive and the Company relating to non-solicitation, nondisclosure and/or assignment of inventions. For the avoidance of doubt, the termination by the Company of Executive’s employment due to Executive’s Disability shall not constitute “Cause”.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Competitor Service” means Executive’s employment, consulting, advisory or independent contractor service with any person, entity or business whose business, products or operations are in any respect involved in or who has plans to be involved in the Covered Business anywhere within the Territory. “Territory” shall mean (i) all states, territories, districts, or commonwealths of the United States of America in which the Company or any Affiliate provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of Executive’s Termination; and (ii) any other countries in which the Company or any Affiliate provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of Executive’s Termination.

(f) “Continuation Support” means the continuation of the Security Program after Executive’s Termination.

(g) “Covered Business” means any business in which the Company, at the time of Executive’s Termination, is engaged or in which the Company or any Affiliate has plans to be engaged, or any service that the Company or any Affiliate provides or has plans to provide.

(h) “Deferred Benefit” means any separation-related pay or benefits (including Company-Paid Continuation Support and Gross-Up Payments) to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement or otherwise, and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(i) “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees, or (iii) is determined to be totally disabled by the U.S. Social Security Administration.

(j) “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction, provided, however, that continued employment following a change in control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that Executive had immediately prior to a change in control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a material reduction in Executive’s rate of annual base salary; or (iii) failure of a successor corporation to assume the obligations under this Agreement as contemplated by Section 11(a). In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason.”

(k) “Involuntary Termination” means a termination of Executive’s employment with the Company and its Affiliates that is a “separation from service” within the meaning of Section 409A that is either (i) by the Company without Cause, or (ii) by Executive for Good Reason.

(l) “Other Termination” means a termination of Executive’s employment with the Company and its Affiliates that is a “separation from service” within the meaning of Section 409A that is by the Company for Cause.

(m) “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(n) “Security Assessment Team” means a 3rd party security assessment provider engaged by the Company to assess the existence and extent of the need for security and to make recommendations for the appropriate security measures with respect to Executive.

(o) “Security Program” means the security program, if any, in place for Executive as of the last date prior to Executive’s Termination on which a security program was in effect, provided, however, that if no security program was in effect as of immediately prior to Executive’s Termination due to a determination by a Security Assessment Team that no security program was necessary at that time, no Security Program shall exist for purposes of this Agreement until and unless implemented pursuant to clause (x) of the following sentence. Notwithstanding the foregoing, the Company may modify the terms of the Security Program, if any, following Executive’s Termination (and such modified program will be deemed the “Security Program” for purposes of this Agreement) to: (x) follow any changes (A) recommended by a report of a Security Assessment Team (including to modify the Security Program pursuant to the recommendations of such report) and (B) adopted by Board action; and/or (y) provide, in its discretion, any or all portions of the Security Program using internal personnel of the Company or its subsidiaries, or an alternate 3rd party provider deemed acceptable by the Security Assessment Team. The Company may, from time to time, engage the Security Assessment Team to review the Security Program and recommend any appropriate modifications.

(p) “Termination” means Executive’s Involuntary Termination, Voluntary Termination or Other Termination.

(q) “Voluntary Termination” means a termination of Executive’s employment with the Company and its Affiliates that is a “separation from service” within the meaning of Section 409A that is by Executive for any reason other than Good Reason.

11. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights and obligations of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice.

(a) General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by e-mail, addressed (A) if to Executive, at the e-mail address Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at legalnotices@palantir.com, (iii) twenty-four (24) hours after confirmed facsimile transmission, (iv) one (1) business day after deposit with a recognized overnight courier or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to Executive, at the address Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Palantir Technologies Inc.

100 Hamilton Avenue, Suite 300

Palo Alto, CA 94301

Attention: Legal Department

(b) Notice of Termination. Any Termination of Executive by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 12(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

13. Arbitration. Any dispute arising from or relating to this Agreement shall be finally and exclusively settled by arbitration in Santa Clara County, California, United States, in accordance with the Arbitration Rules and Procedures (“JAMS Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one or more commercial arbitrator(s), who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the JAMS Rules. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance. The Parties shall pay an equal share of the fees and costs of arbitration (including arbitrator fees, filing fees, administrative fees, and all other fees and costs related to the arbitration). The prevailing Party in the arbitration shall be entitled to an award of its reasonable attorneys’ fees, expert witness fees, and costs incurred in connection therewith. Judgment upon the award so rendered may be entered and enforced in the United States Federal Courts located in the Northern District of California or, if the Company determines that jurisdiction is not proper in such Federal Courts, California Superior Court in the County of Santa

Clara. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of California, including with respect to substantive and procedural laws, without regard to conflicts of law provisions thereof. To the extent that the JAMS Rules conflict with the laws of California law, the laws of California shall take precedence. The undersigned waives to the fullest extent permitted by law its right to a trial by jury. Should any Party hereunder institute any legal action or administrative or other non-arbitral proceeding against the other with respect to this Agreement by any method other than arbitration pursuant to this paragraph (except as otherwise set forth herein), the responding Party shall be entitled to recover from the initiating Party all damages and reasonable costs, expenses, and attorneys’ fees incurred as a result of such action. Should any term of this paragraph conflict with any other agreement between the Parties, the Parties agree that this paragraph shall govern, to the extent there is such conflict.

14. Miscellaneous Provisions.

(a) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	PALANTIR TECHNOLOGIES INC.

	By:	/s/ Dave Glazer

	Title:	Treasurer

	Date:	6/5/2019

EXECUTIVE	/s/ Dr. Alexander Karp
Dr. Alexander Karp

	Date:	6/5/2019